Exhibit 99.1

Calumet Specialty Products Partners, L.P. Announces Corporate Transition

INDIANAPOLIS — (PR NEWSWIRE) — November 9, 2023 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), today announced the execution of an agreement to effectuate a corporate transition (the “Corporate Transition”) of Calumet Specialty Products Partners, L.P. to a new Delaware corporation (“New Calumet”).

On November 9, 2023, the Partnership, Calumet GP, LLC, the general partner of the Partnership (the “General Partner”), The Heritage Group and the other owners of the General Partner entered into a Partnership Restructuring Agreement to effectuate the Corporate Transition (the “Restructuring Agreement”). The Board of Directors of the General Partner (the “Board”) has unanimously approved the terms of the Restructuring Agreement. The Board approved the Restructuring Agreement following the recommendation and special approval of the Conflicts Committee of the Board.

Key Elements of Corporate Transition

Subject to the conditions and terms provided for in the Restructuring Agreement, at the closing of the transaction:

•	Each common unit representing a limited partnership interest in the Partnership (NASDAQ: CLMT) will be converted into the right to receive one share of New Calumet’s common stock (“Common Stock”)

•

All incentive distribution rights in the Partnership and the 2.0% General Partner interest in the Partnership will be converted into the right to receive 5.5 million shares of Common Stock and 2.0 million warrants with a three-year term and an exercise price of $20.00 per share, which shares and warrants will be issued to the owners of the General Partner

•

New Calumet will be governed by a board of directors of nine directors, classified into three classes; The Heritage Group and affiliates will have the right to nominate three directors so long as they own at least 15% of the Common Stock, which reduces two directors so long as they own at least 10% and less than 15% of the Common Stock

“We are excited to be entering this new phase in the Calumet transformation,” said Amy Schumacher, CEO of The Heritage Group and majority owner of the General Partner. “We have tremendous confidence in the Calumet team and its growth vision, and this transaction should significantly broaden the investor base which will help to unlock the value inherent in Calumet’s growth strategy.”

Todd Borgmann, Calumet CEO, added, “This transaction positions us to significantly increase Calumet’s investor base. We very much appreciate the constructive dialogue that has taken place over the past few months between the Conflicts Committee and our General Partner, which I believe has resulted in a transaction that is extremely beneficial for all parties. The General Partner and The Heritage Group have always been extremely supportive of Calumet’s vision, including the Montana Renewables growth story, and we’re excited about the foundation this transaction creates as we enter this new chapter.”

Conditions to Closing and Tax Treatment

Completion of the Corporate Transition is subject to customary conditions including the approval by the Partnership’s unitholders at a special meeting and the customary closing conditions of the associated agreements having been satisfied or waived. The associated merger is intended to be tax-free to unitholders subject to potential recapture for some unitholders as a result of the change in tax status from a partnership to a C-Corporation. The Corporate Transition is expected to close within nine months.

Webcast Information

A conference call is scheduled for 9:00 a.m. ET on November 9, 2023 to discuss the financial and operational results for the third quarter of 2023, as well as provide an overview of the Corporate Transition. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Partnership’s website at www.calumetspecialty.investorroom.com/events. Interested parties may also participate in the call by dialing (844) 695-5524. A replay of the conference call will be available a few hours after the event on the investor relations section of the Partnership’s website, under the events and presentations section and will remain available for at least 90 days.

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Additional Information and Where to Find It

This communication relates to the proposed corporate reorganization between the Partnership and New Calumet (the “Transaction”). This communication may be deemed to be solicitation material in respect of the proposed Transaction. The proposed Transaction will be submitted to the Partnership’s unitholders for their consideration. In connection with the proposed Transaction, New Calumet is expected to file with the SEC a registration statement on Form S-4 (the “Form S-4”) containing a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be distributed to the Partnership’s unitholders in connection with the Partnership’s solicitation of proxies for the vote of the Partnership’s unitholders in connection with the proposed Transaction and other matters as described in such Proxy Statement/Prospectus. The Proxy Statement/Prospectus will also serve as the prospectus relating to the offer of the securities to be issued to the Partnership’s equityholders in connection with the completion of the proposed Transaction. The Partnership and New Calumet may file other relevant documents with the SEC regarding the proposed Transaction. The definitive Proxy Statement/Prospectus will be mailed to the Partnership’s unitholders when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND UNITHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Partnership or New Calumet with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or free of charge from the Partnership at www.calumet.com or by directing a written request to the Partnership at 2780 Waterfront Parkway East Drive, Indianapolis, Indiana 46214.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Partnership, the General Partner and certain of the General Partner’s executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information regarding the General Partner’s directors and executive officers is available in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 15, 2023 (the “Annual Report”). To the extent that holdings of the Partnership’s securities have changed from the amounts reported in the Annual Report, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Proxy Statement/Prospectus and other relevant materials relating to the proposed Transaction to be filed with the SEC when they become available. Unitholders and other investors should read the Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “will,” “may,” “intend,” “believe,” “expect,” “outlook,” “forecast,” “anticipate,” “estimate,” “continue,” “plan,” “should,” “could,” “would,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) the expected benefits of the Corporate Transition to the Partnership and its unitholders, (ii) the anticipated completion of the Corporate Transition and the timing thereof, (iii) the expected future growth of the reorganized company and (iv) the plans and objectives of management for future operations. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty products, fuels, renewable fuels and other refined products; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuel products, and renewable fuel products that meet our customers’ unique and precise specifications; the marketing of alternative and competing products; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for renewable identification numbers (“RINs”); shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market, business or political conditions, including inflationary pressures, instability in financial institutions, the prospect of a shutdown of the U.S. federal government, general economic slowdown or a recession, political tensions, conflicts and war (such as the ongoing conflicts in Ukraine and the Middle East and their regional and global ramifications).

For additional information regarding factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including the risk factors and other cautionary statements in our latest Annual Report on Form 10-K and other filings with the SEC.

We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by applicable law. Certain public statements made by us and our representatives on the date hereof may also contain forward-looking statements, which are qualified in their entirety by the cautionary statements contained above.